Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of [●], by and between:

1.	Lorenzo Developments Inc. (the "Company"), a corporation incorporated under the laws of Ontario, Canada; and

2.	[●] (the “Employee”).

The Company agrees to employ the Employee, and the Employee agrees to accept employment with the Company, subject to the terms and conditions set forth in this Agreement.

1.	Employment & Term

The Company hereby employs the Employee as [●]. The term of employment shall commence on [●], and shall continue until [●], unless terminated earlier in accordance with the provisions of this Agreement or applicable law.

2.	Compensation

The Employee shall receive a gross monthly salary of CAD[●], payable in accordance with the Company’s regular payroll schedule. All payments shall be subject to applicable statutory deductions, including but not limited to income tax, Canada Pension Plan (CPP) contributions, and Employment Insurance (EI) premiums. The Employee shall also be entitled to any statutory benefits and entitlements as required by the Ontario Employment Standards Act, and any additional benefits the Company may, in its sole discretion, offer to employees from time to time.

3.	Scope of Work & Responsibilities

As [●], the Employee shall be responsible for [●]. The Employee's responsibilities shall include, but are not limited to: [●], [●], and [●].

4.	Employment Relationship

●	The Employee shall be considered a full-time employee of the Company and shall be entitled to all statutory benefits, including but not limited to vacation pay, statutory deductions, and applicable employment benefits.

●	The Employee shall report directly to the Company’s Board of Directors or as otherwise directed.

●	This Agreement does not create a partnership, joint venture, or independent contractor relationship between the parties.

5.	Confidentiality & Non-Disclosure

The Employee shall maintain the strict confidentiality of all financial data, business strategies, proprietary information, trade secrets, and any other confidential or sensitive information relating to the Company. The Employee shall not disclose such information to any third party, either during or after the term of employment, without the prior written consent of the Company, except as required by law.

6.	Termination

Either party may terminate this Agreement by providing 30 days’ written notice to the other party. The Company reserves the right to terminate the Employee’s employment immediately for just cause, in accordance with applicable employment laws in Ontario. Upon termination, the Employee shall promptly return all Company property, including documents, records, equipment, and any confidential information in the Employee’s possession or control.

7.	Governing Law

This Agreement shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

8.	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, discussions, and understandings, whether written or oral. Any amendment or modification to this Agreement must be in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

Lorenzo Developments Inc.

By:
[●]
Title:	[●]
Date:	[●]

Employee:

By:
[●]
Title:	[●]
Date:	[●]

3